As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PGT Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0634715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1070 Technology Drive

North Venice, FL 34275

(Address of Principal Executive Offices) (Zip Code)

PGT Innovations, Inc. 2019 Employee Stock Purchase Plan

PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan

(Full titles of the plans)

Sherri Baker

Senior Vice President and

Chief Financial Officer

1070 Technology Drive

North Venice, Florida 34275

(Name and address of agent for service)

(941) 480-1600

(Telephone number, including area code, of agent for service)

Copy to:

Joel T. May

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	1,550,000 (1)	$15.08(3)	$23,374,000(3)	$2,611(4)
Common stock, $0.01 par value per share	700,000 (2)	$15.08(3)	$10,556,000(3)	$1,280
Total				$3,891

(1)

This Registration Statement on Form S-8 registers 1,550,000 shares of common stock, par value $0.01 per share (“Common Stock”) of PGT Innovations, Inc. (the “Company”) for offer or sale under the PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan (the “2019 Plan”). There are 199,456 remaining shares of Common Stock available for offer or sale under the PGT, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Plan”) that were registered on a Form S-8 filed on May 16, 2014 (SEC File No. 333-196048) (the “2014 Form S-8”), which will be deregistered through a post-effective amendment to the 2014 Form S-8, filed contemporaneously with the filing of this Registration Statement. When combining the 199,456 remaining shares of Common Stock registered under the 2014 Form S-8 and the 1,350,544 shares of Common Stock registered hereunder, there will be a total of 1,550,000 registered shares of Common Stock available for offer or sale under the 2019 Plan. In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the 2019 Plan.

(2)

This Registration Statement on Form S-8 registers 700,000 shares of Common Stock for offer or sale under the PGT Innovations, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”). In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the 2019 ESPP.

(3)

Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act. The offering price of the shares is based on $15.08, the average of the high and low prices of a share of Common Stock, reported on the New York Stock Exchange on May 20, 2019, a date within five business days of the date of this Registration Statement.

(4)

Pursuant to Rule 457(p) under the Securities Act, the registration fee associated with the 199,456 unsold shares under the 2014 Plan may be offset against the total filing fee due for this Registration Statement. Upon filing the 2014 Form S-8, the Company paid $1,676.01 to register 1,500,000 shares under the 2014 Plan. Prorating the fee per share yields an offset of $222.86 against the filing fee due for this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “SEC”). The following documents, or portions thereof, filed by the Company with the SEC pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K (including the portions of the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders incorporated by reference therein) for the fiscal year ended December 29, 2018;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2019;

(c)	The Company’s Current Reports on Form 8-K filed by the Company on March 26, 2019 and May 23, 2019, (except to the extent that the information therein is furnished and not filed with the SEC); and

(d)

The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the SEC on June 16, 2006, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) removes from registration all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the certificate of incorporation and by-laws of the Company and the General Corporation Law of the State of Delaware (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the certificate of incorporation, the by-laws and the DGCL.

The certificate of incorporation and by-laws provide that the Company shall, to the full extent permitted by Sections 102 and 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto and eliminate the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, although the court in which the action or suit was brought or the Delaware Court of Chancery may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Company also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Company has also entered into agreements with all of its directors which provide them with indemnification against such liabilities to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of PGT, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2010, Registration No. 000-52059).

3.2	Amended and Restated By-Laws of PGT Innovations, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K dated February 27, 2017, filed with the SEC on March 2, 2017, Registration No. 001-37971).

*5.1	Opinion of Jones Day regarding validity.

10.1	PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan (incorporated herein by reference to Appendix B to the Company’s Proxy Statement on Schedule 14A filed by the Company with the SEC on April 23, 2019).

10.2	PGT Innovations, Inc. 2019 Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed by the Company with the SEC on April 23, 2019).

*23.1	Consent of Jones Day (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*24.1	Powers of Attorney (included as part of signature page).

* filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Venice, State of Florida, on May 23, 2019.

PGT INNOVATIONS, INC.

By:	/s/ Sherri Baker
Sherri Baker
Senior Vice President and Chief Financial Officer

KNOW BY ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jeffrey T. Jackson or Sherri Baker, or either of them, as true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, and to comply with the undertakings of the Registrant made in connection with this Registration Statement, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Title	Date

/s/ Rodney Hershberger Rodney Hershberger	Chairman of the Board of Directors	May 23, 2019

/s/ Jeffrey T. Jackson Jeffrey T. Jackson	President and Chief Executive Officer (Principal Executive Officer) and Director	May 23, 2019

/s/ Sherri Baker Sherri Baker	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2019

/s/ Sheree L. Bargabos Sheree L. Bargabos	Director	May 23, 2019

/s/ Alexander R. Castaldi Alexander R. Castaldi	Director	May 23, 2019

/s/ Richard D. Feintuch Richard D. Feintuch	Director	May 23, 2019

/s/ Frances Powell Hawes Frances Powell Hawes	Director	May 23, 2019

/s/ Brett N. Milgrim Brett N. Milgrim	Director	May 23, 2019

/s/ William J. Morgan William J. Morgan	Director	May 23, 2019

/s/ Floyd F. Sherman Floyd F. Sherman	Director	May 23, 2019